Exhibit 23.4

        [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

October 3, 2003

Biogen, Inc.
14 Cambridge Center
Cambridge, MA 02142

Re:	IDEC Pharmaceuticals Corporation and Biogen, Inc. Registration Statement and Joint Proxy Statement/Prospectus on Form S-4 (Reg. No. 333-107098)

Ladies and Gentlemen:

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and Joint Proxy Statement/Prospectus of IDEC Pharmaceuticals Corporation and Biogen, Inc. on Form S-4 (Reg. No. 333-107098). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP